As filed with the Securities and Exchange Commission on April 18, 2016

Registration No. 333-129636

Registration No. 333-123218

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3 Registration Statement No. 333-129636

Form S-3 Registration Statement No. 333-123218

UNDER

THE SECURITIES ACT OF 1933

JARDEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	35-1828377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

Bradford R. Turner, Esq.

Chief Legal Officer and Corporate Secretary

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Name and address of agent for service)

(770) 418-7000

(Telephone number, including area code, of agent for service)

Copies to:

Joel T. May, Esq.

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post Effective Amendment” and, collectively, the “Post Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Jarden Corporation (“Jarden”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-129636 registering 6,150,123 shares of common stock, $0.01 par value per share, of Jarden (“Common Stock”); and

•	File No. 333-123218 registering 15,628,492 shares of Jarden Common Stock.

On April 15, 2016, pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015, by and among Newell Rubbermaid Inc. (“Newell”), Jarden, NCPF Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of Newell, and NCPF Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Newell, Jarden became a direct wholly-owned subsidiary of Newell as a result of a series of merger transactions (the “Acquisition”).

As a result of the Acquisition, Jarden has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Jarden in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Jarden hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 18, 2016.

JARDEN CORPORATION

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: Chief Legal Officer and Corporate Secretary

Note: No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.